Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form F-1 of our report dated September 11, 2026 relating to the financial statements of Meey Global Corp appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

Guangzhou, China

September 11, 2026